Exhibit 10.3

Execution Version

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (this “Agreement”) is made and entered into by and among PCSB Bank, a New York chartered commercial bank (the “Bank”), Brookline Bancorp, Inc., a Delaware corporation (the “Company”), and Joseph D. Roberto (“Consultant”) (collectively referred to as the “Parties”) as of May 23, 2022 to become effective as of the Effective Time (as defined below).

Background Statements:

1.            The Company and PCSB Financial Corporation (“PCSB”) entered into an Agreement and Plan of Merger, dated as of May 23, 2022, (the “Merger Agreement”). The Merger Agreement provides for the merger of PCSB with and into the Company (the “Merger”). As used in this Agreement, the term “Effective Time” shall mean the time at which the Merger is effective, as provided in the Merger Agreement. Any capitalized term used in this Agreement and not otherwise defined shall have the meaning set forth in the Merger Agreement.

2.            Consultant is the current Chairman, President and Chief Executive Officer of PCSB.

3.            Consultant’s employment by PCSB and his positions as Chairman, President and Chief Executive Officer of PCSB will be terminated as of the Effective Time (the “Termination Date”).

4.            The Parties acknowledge and agree that Consultant’s termination of employment on the Termination Date is intended to be a “separation from service” by Consultant within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and Section 8 of the Employment Agreement between PCSB and Consultant dated as of April 20, 2017.

5.            The Company desires to assure itself of the continued availability of Consultant’s services as provided in this Agreement in order to help facilitate an effective integration of PCSB employees into the Company’s organization, including, without limitation, serving as mentor to Michael P. Goldrick, who as of the date of this Agreement is the Executive Vice President and Chief Lending Officer of PCSB and who will serve as President of PCSB Bank following the closing of the Merger.

NOW THEREFORE, in consideration of the mutual agreements herein contained, and upon the other terms and conditions hereinafter provided, the Company and Consultant agree as follows:

1.            Engagement. Commencing at the Effective Time, the Company and the Bank wish to engage Consultant, and Consultant accepts engagement as a consultant, in accordance with the terms and conditions set forth below.

2.            Nature and Scope of Engagement.

(a)            During the Term (as defined below in Section 4) of this Agreement, Consultant shall be an independent contractor of the Company and the Bank and shall, at the request of the Company or the Bank, provide services relating to the post-closing integration of PCSB’s employees and such other services as the Company or the Bank may reasonably request and that are consistent with a part-time consulting role for the former chief executive officer of PCSB. Without limiting the scope of the immediately preceding sentence, the Company, the Bank and Consultant expect that during the Term, Consultant will perform one or more of the following activities:

(i)            Assisting in transitioning PCSB’s employees to the Company’s organizational structure; and

(ii)            Serving as a mentor to former senior executives of PCSB who become officers of the Company and/or one of its affiliates.

(b)            So long as Consultant is engaged hereunder, Consultant agrees (i) to perform Consultant’s duties diligently and to the best of Consultant’s ability, and not to do anything that would be detrimental to the best interests of the Company or the Bank, (ii) to use Consultant’s best efforts, skill and ability to promote the interests of the Company and the Bank, and (iii) to devote such portion of his available time, attention, energy, skill, and efforts to the business and affairs of the Company and the Bank as reasonably required to fulfill the duties assigned to him under this Agreement.

3.            Compensation and Benefits.

(a)            In consideration of Consultant’s commitments under this Agreement, including Consultant’s agreements in Section 5 and Section 6, the Company will pay to Consultant, monthly during the Term, in cash an amount equal to $30,000 (the “Monthly Payment”). The Company shall pay the Monthly Payment in arrears not later than the first day of the next month, and for any partial month the Monthly Payment will be pro-rated. The Monthly Payment assumes that Consultant performs his duties diligently hereunder, subject to the 409A Cap (as defined below) during the Term pursuant to Section 4(a). The Company and Consultant acknowledge and agree that in no event shall Consultant be required to provide services at a level that would be equal to or greater than 50 percent of the average level of bona fide services Consultant provided to the Company during 36-month period immediately preceding the Term (the “409A Cap”).

(b)            The Company will reimburse Consultant for reasonable out-of-pocket expenses, including parking expenses. Consultant shall submit monthly invoices to the Company for any costs incurred and such invoices shall be payable by the Company to Consultant no later than the fifteenth (15th) day of the month following the month in which the invoice was submitted.

(c)            The Company and Consultant hereby acknowledge and agree that Consultant shall not be entitled to any other payments, benefits, or other compensation in consideration of the services rendered hereunder other than those set forth in this Section 3.

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(d)            The parties intend that payments under this Agreement be exempt from or comply with Code Section 409A and the Treasury Regulations and guidance promulgated thereunder (collectively, the “409A Requirements”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be exempt from the 409A Requirements.

(e)            Notwithstanding any other provision of this Agreement, the Company shall be not obligated to make, nor shall Consultant have a right to receive, any payment under this Agreement which would violate any law, regulation, or regulatory order applicable to the Company, as applicable, at the time such payment is due, including without limitation, Section 1828(k) of Title 12 of the United States Code and any regulation or order thereunder of the Federal Deposit Insurance Corporation.

4.            Term; Termination.

(a)            The term of Consultant’s engagement by the Company under this Agreement shall commence as of the Effective Time and shall continue for a term ending on the six-month anniversary of the Effective Time (the “Term”).

(b)            If the Company terminates Consultant without Cause (as defined below), the Company will pay Consultant monthly remaining unpaid Monthly Payments that he would have otherwise earned during the remaining portion of the Term; provided that Consultant continues to comply in all material respects with Consultant’s covenants in Section 5 and Section 6 of this Agreement. For purposes of this Agreement, “Cause” shall mean, as determined by a majority of the Board of Directors: (i) the willful and continued failure (which failure continues for more than fifteen (15) days after written notice given to Consultant setting forth in reasonable detail the nature of such failure) by Consultant to substantially perform his duties, other than on account of a medically determinable disability which renders Consultant incapable of performing such services; (ii) the willful or gross neglect (which neglect continues for more than thirty (30) days after written notice given to Consultant setting forth in reasonable detail the nature of such neglect) by Consultant of his duties, other than on account of a medically determinable disability which renders Consultant incapable of performing such services; (iii) fraud, misappropriation or embezzlement by Consultant; (iv) Consultant’s commission of acts satisfying the elements of a feloney offense, which acts in the Company’s good faith judgment would reasonably be expected to cause material adverse publicity to the Company if Consultant continued to provide services under this Agreement; or (v) Consultant’s willfully engaging in conduct materially injurious to the Company, including any material violation of applicable banking regulations.

(c)            If the Company terminates Consultant with Cause, the Company will have no further obligation to make any payments to Consultant (except for compensation earned prior to the date of termination). If the Company terminates Consultant with Cause under this Section 4(c), Consultant’s covenants under Section 5 and Section 6 of this Agreement shall remain in full force and effect for the original Term of the Agreement.

(d)            Consultant may elect to cease providing consulting services under this Agreement at any time upon thirty (30) days’ written notice to the Company, and in such case, the Company will have no obligation to make a Monthly Payment (or portion thereof) for any period after the effective date of such cessation of services. Consultant will submit a final invoice to the Company within ten (10) days of cessation for any unpaid services, and such invoice shall be payable to Consultant by the Company within ten (10) days after the Company’s receipt of such final invoice. If Consultant elects to cease providing consulting services pursuant to this Section 4(d), Consultant’s covenants under Section 5 and Section 6 of this Agreement shall remain in full force and effect for the remainder of the original Term of the Agreement.

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5.            Non-Competition.

(a)            During the Term, Consultant shall not, directly or indirectly, become a director, trustee, officer, employee, principal, agent, consultant or independent contractor of a Competing Business (as defined below), subject to subsections (c) and (d) of this Section.

(b)            As used in this Agreement, the term “Competing Business” means any bank or other FDIC-insured depository institution, credit union, mortgage or finance company, or any other entity engaged in a business that competes with the business of the Company, or subsidiary thereof, if such entity has a branch or loan production office in Westchester County, New York. For avoidance of doubt, a Competing Business is not a business that primarily engages in providing asset manager services or insurance products or services.

(c)            Nothing in this Agreement shall prohibit Consultant from (x) owning bonds, non-voting preferred stock or less than five percent (5%) of the outstanding common stock of any Competing Business (or the holding company thereof) if the common stock of such entity is publicly traded; (y) serving on the board of directors of or providing consulting services to a business that is not a Competing Business; and (z) providing consulting services to a business that is a Competing Business, if (i) Consultant provides such services from an office located outside of such cities and towns; (ii) the consulting services provided by Consultant do not relate to existing products or services that the Company then offers, or proposed products or services with respect to which Consultant has actively consulted and which the Company then is planning to offer in one or more of such cities and towns; and (iii) Consultant is and remains in compliance with the provisions of Section 6 of this Agreement.

(d)            The provisions of this Section 5 shall not be binding on Consultant (and shall be of no further force or effect) if a Change in Control of the Company occurs after the Effective Time. A Change in Control of the Company shall mean a reorganization, merger, consolidation or sale of all or substantially all of the assets of the Company, or any similar transaction, in any case in which the shareholders of the Company immediately prior to such transaction hold less than a majority of the voting power of the resulting entity immediately after such transaction.

6.            Non-Solicitation.

During the Term of the Agreement, Consultant shall not hire or attempt to hire any employee of PCSB or the Bank, including any employee of PCSB or the Bank immediately prior to the Effective Time who becomes an employee of the Company or a subsidiary thereof, assist in such hiring by any other person or entity, encourage any such employee to terminate his or her relationship with the Company or the Bank, or interfere with or damage (or attempt to interfere with or damage) any relationship with the Company or the Bank and any customer of the Company or the Bank or solicit or encourage any customer of the Company or the Bank to terminate its relationship with the Company or the Bank or to conduct with any other person or entity any business or activity which such customer conducts or could conduct with the Company or the Bank. Nothing in this paragraph shall prevent any person who employs Consultant as an employee or consultant from engaging in general direct mail solicitations or media advertising that is not targeted on or specifically directed at persons presenting or formerly employed by, associated with or customers of the Company or the Bank.

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7.            General Provisions.

(a)            Severable. The Parties explicitly acknowledge and agree that the provisions of this Agreement are both reasonable and enforceable. Should any provision or part thereof be held invalid or unenforceable for any reason, then such provision or part shall be enforced to the maximum extent permitted by law. Likewise, in the event that any one or more of the provisions, or parts of any provisions, contained in this Agreement shall for any reason be held to be invalid, illegal, or unenforceable in any respect by a court of competent jurisdiction, the same shall not invalidate or otherwise affect any other provision or part thereof. Specifically, but without limiting the foregoing in any way, each of the covenants of the Parties to this Agreement contained herein shall be deemed and shall be construed as a separate and independent covenant and should any part or provision of any such covenants be held or declared invalid by any court of competent jurisdiction, such invalidity shall in no way render invalid or unenforceable any other part or provision thereof or any other covenant of the parties not held or declared invalid.

(b)            Reasonableness. Consultant acknowledges that the covenants set forth in the Agreement are reasonable and necessary to protect and preserve the Company’s legitimate business interests.

(c)            Independent Contractor; No Agency. At all times during the Term, Consultant is an independent contractor under this Agreement. Nothing in this Agreement shall create the relationship of partners or employer and employee between the parties hereto. Consultant is not an agent of the Company and does not have the right to employ or contract with any other person or entity for or on behalf of the Company. The Company shall not be liable for any act or omission of Consultant in performing any service. As an independent contractor, Consultant acknowledges and agrees that Consultant alone is responsible for acts or omissions, including any property damage, bodily injury or death, caused by Consultant.

(d)            Employee Benefits. Consultant acknowledges and agrees that neither Consultant nor anyone acting on Consultant’s behalf shall receive any employee benefits of any kind (including, without limitation, health, sickness, accident or dental coverage, life insurance, disability benefits, accidental death and dismemberment coverage, unemployment insurance coverage, workers’ compensation coverage, and pension or 401(k) benefit(s)) from the Company. Consultant shall be expressly excluded from participating in any employee benefit plans or programs as a result of the performance of services under this Agreement, without regard to Consultant’s independent contractor status.

(e)            Tax Treatment. Consultant and the Company agree that, with respect to the services performed hereunder, the Company will treat Consultant as an independent contractor for purposes of all tax laws and file forms consistent with that status as required by law in accordance therewith the Company shall not be responsible for withholding income or other taxes from the compensation paid to Consultant. Consultant agrees, as an independent contractor, Consultant is not entitled to unemployment benefits in the event this Agreement terminates, or workers’ compensation benefits in the event that Consultant is injured in any manner while performing obligations under this Agreement.

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(f)            Assignment. This Agreement and the rights and obligations of the Company hereunder may be assigned by the Company (including a transfer by operation of law) to any successor to the Company, and shall inure to the benefit of, shall be binding upon, and shall be enforceable by any such assignee, provided that in the case of any such assignee other than by operation of law, the successor entity shall agree to assume and be bound by this Agreement. Consultant hereby consents to such assignment by the Company. This Agreement and the rights and obligations of Consultant hereunder may not be assigned by Consultant, except that Consultant may assign any or all of his rights under this Agreement, but not his obligations, to a limited liability company or corporation wholly owned by him.

(g)            Waiver. The waiver by Company of any breach of this Agreement by Consultant shall not be effective unless in writing and signed by an officer of the Company, and no such waiver shall operate or be construed as a waiver of the same or another breach on a subsequent occasion.

(h)            Governing Law. This Agreement and the rights of the parties hereunder shall be governed by and construed in accordance with the laws of the State of New York without regard to conflict of law principles thereof. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement shall be brought against any of the parties only in the federal or state courts sitting in Boston, Massachusetts, and each of the parties consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein.

(i)            Entire Agreement. This Agreement embodies the entire agreement of the parties relating to the engagement of Consultant by the Company. No amendment, modification extension or renewal of this Agreement shall be valid or binding upon the Company or Consultant unless made in writing and signed by the parties. Notwithstanding the foregoing, nothing in this Agreement affects any otherwise continuing obligations of Consultant under Section 9 of the Employment Agreement between Consultant and PCSB dated April 20, 2017 or under Section 9 of the Employment Agreement between Consultant and PCSB Bank dated April 20, 2017.

(j)            Consultant Representation and Warranties. Consultant acknowledges and affirms that Consultant is not a party to any other agreement (including without limitation a restrictive covenant, trade-secret, or non-competition agreement) which may cause the Company to incur any obligations or liabilities either to Consultant or to any prior employer or may result in Consultant not being permitted to perform the services contemplated by this Agreement. Consultant further represents and warrants that his execution and delivery of this Agreement and his performance of his obligations hereunder will not, with or without the giving of notice or the passage of time, or both, (i) violate any judgment, writ, injunction or order of any court, arbitrator, or governmental agency applicable to Consultant, or (ii) conflict with, result in the breach of any provision of or the termination of, or constitute a default under, any agreement to which Consultant is a party or by which Consultant is or may be bound.

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(k)            Notice. Except for Schedules, Reports and Acknowledgements, which may be delivered by email, any notice, request, demand, or other communication required to be given hereunder shall be made in writing and shall be deemed to have been fully given if personally delivered or if mailed by overnight delivery (the date on which such notice, request, demand, or other communication is received shall be the date of delivery) to the parties at the following address (or at such other addresses as shall be given in writing in accordance with this subsection by one party to the other party hereto):

If to Consultant:

Joseph D. Roberto

2651 Strang Blvd, Suite 100

Yorktown, Heights, NY 10598

Attention: Joseph D. Roberto

If to the Company:

Brookline Bancorp, Inc.

131 Clarendon Street

Boston, MA 02116

Attention: Chief Executive Officer

(l)            Execution of Agreement. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and both of which, when taken together, will be deemed to constitute one and the same agreement. The exchange of copies of this Agreement and of signature pages by facsimile transmission or by electronic transmission in Adobe Acrobat format shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile or by electronic transmission in Adobe Acrobat format shall be deemed to be their original signatures for any purposes whatsoever.

(m)            Effectiveness. This Agreement shall be effective as of the Effective Time. In the event the Merger Agreement is terminated for any reason, this Agreement shall be deemed null and void ab initio.

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Execution Version

IN WITNESS WHEREOF, the parties hereto have executed this Agreement to be effective as of Effective Time.

PCSB BANK

By:	/s/ Joseph D. Roberto
Name: Joseph D. Roberto
Title: Chairman, President and Chief Executive Officer

BROOKLINE BANCORP, INC.

By:	/s/ Paul A. Perrault
Name: Paul A. Perrault
Title: Chairman and Chief Executive Officer

CONSULTANT

/s/ Joseph D. Roberto
Joseph D. Roberto